Exhibit 4.2

DISTRIBUTION REINVESTMENT PROGRAM

Lightstone Real Estate Income Trust Inc., a Maryland corporation (the ‘‘Company’’), has adopted a distribution reinvestment program (the ‘‘DRIP’’), the terms and conditions of which are set forth below.

1. Number of Common Shares Issuable. The number of shares of the Company’s common stock, $0.01 par value per share (‘‘Common Shares’’), authorized for issuance under the DRIP is 10,000,000; provided, however, that the Company reserves the right to increase or decrease such number by reallocating Common Shares from the Company’s initial public offering to the DRIP or from the DRIP to the Company’s initial public offering, respectively.

2. Participants. A ‘‘Participant’’ is a holder of Common Shares (‘‘Stockholder’’) electing to participate in the DRIP; provided, however, that the Company may elect to deny any such Stockholder participation in the DRIP if such Stockholder resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes such Stockholder’s participation impracticable or inadvisable; and provided, further, that a Participant must cease participation in the DRIP at such time as he, she or it no longer meets the suitability standards (as described in the section titled ‘‘Investor Suitability Standards’’ in the Company’s prospectus to be used in connection with the public offering and sale of the Common Shares (the ‘‘Prospectus’’)) or cannot make the other investor representations set forth in the then-current Prospectus or in the then-current subscription agreement (the ‘‘Subscription Agreement’’); and provided, further, that a Participant must notify the Company promptly when he, she or it no longer meets these standards.

3. Distribution Reinvestment. The Company will apply that portion (as designated by a Participant) of the dividends and other distributions (‘‘Distributions’’) declared and paid in respect of a Participant’s Common Shares to the purchase of additional Common Shares for such Participant. Such Common Shares will be sold through the dealer manager or participating broker-dealer through whom the Company sold the underlying Common Shares to which the Distributions relate unless the Participant makes a new election through a different distribution channel. The Company will not pay selling commissions or dealer manager fee on Common Shares sold under the DRIP. The purchase of fractional Common Shares is a permissible and likely result of the reinvestment of Distributions under the DRIP.

4. Procedures for Participation. A Stockholder may elect to become a Participant by completing and executing the Subscription Agreement or other Company-approved enrollment form available from the dealer manager or a participating broker-dealer. Participation in the DRIP will begin with the next Distribution made after receipt of a Participant’s enrollment form. A Participant can choose to have all or a portion of his, her or its Distributions reinvested through the DRIP. A Participant also may change the percentage of the Distributions that will be reinvested at any time by completing a new enrollment form or other form provided for that purpose. A Participant must make any election to increase his, her or its level of participation through the Participant’s participating broker-dealer or the dealer manager. Common Shares will be purchased under the DRIP promptly after the date of each Distribution.

5. Purchase Price of Common Shares Under the DRIP. Participants initially will acquire Common Shares under the DRIP at a price of $9.50 per Common Share. At no time will the offering price per Common Share under the DRIP be less than 95% of the fair market value per Common Share.

6. Taxation of Distributions. The reinvestment of Distributions in the DRIP does not relieve Participants of any taxes that may be payable as a result of such Distributions and their reinvestment pursuant to the terms of the DRIP. Participants will be treated as having received a Distribution of $10.00 for each $9.50 reinvested by them under the DRIP.

7. Share Certificates. The Common Shares issuable under the DRIP shall be uncertificated unless and until the board of directors of the Company determines otherwise.

8. Voting of DRIP Common Shares. In connection with any matter requiring the vote of Stockholders, each Participant will be entitled to vote all Common Shares, including fractional Common Shares, acquired through the DRIP.

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9. Reports. The Company shall provide each Participant or such Participant’s designee with a confirmation of such Participant’s purchases under the DRIP no less than quarterly. The Participant’s confirmation will disclose the following information: (i) each Distribution reinvested for the Participant’s account during the period; (ii) the date of each reinvestment; (iii) the number and price of the Common Shares purchased by the Participant; and (iv) the total number of Common Shares in the Participant’s account. In addition, within 90 days after the end of each calendar year, the Company shall provide each Participant with an individualized report on the Participant’s investment, including the purchase dates, purchase prices, number of Common Shares owned and the amount of Distributions paid to such Participant in the prior year. The Company also shall provide to all Participants, without charge, all supplements to and updated versions of the Prospectus, to the extent required under applicable securities laws. The Company also shall provide such information as is reasonably requested by the dealer manager or a participating broker-dealer in order for the dealer manager or participating broker-dealer to meet its obligations to deliver written notification to Participants of the information required by Rule 10b-10(b) promulgated under the Securities Exchange Act of 1934, as amended.

10. Termination by Participant. Once enrolled, a Participant may continue to purchase Common Shares under the DRIP until the Company has sold all the Common Shares registered in the initial public offering, has terminated the initial public offering or has terminated the DRIP. A Participant may terminate participation in the DRIP at any time by delivering to the Company a written notice. To be effective with respect to a particular Distribution, such notice must have been received by the Company at least 10 business days prior to the last day of the fiscal period to which such Distribution relates. Any transfer of a Participant’s Common Shares will effect a termination of the participation of those Common Shares in the DRIP. The Company will terminate a Participant’s participation in the DRIP to the extent that a reinvestment of the Participant’s Distributions would cause the Participant to violate the ownership limits contained in the Company’s charter, unless the Participant has obtained an exemption from the ownership limits from the Board of Directors.

11. Amendment, Suspension or Termination of DRIP by the Company. The Company may amend, suspend or terminate the DRIP for any reason at any time upon 10 days’ written notice to the Participants. The Company may provide notice (a) in a current report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the Securities and Exchange Commission, or (b) in a separate mailing to the Participants. If a repurchase request by an Ohio stockholder under the Company’s share repurchase program is ever denied, the Company will present such stockholder with the option and instructions to immediately terminate participation in the DRIP.

12. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.

13. Governing Law. The DRIP shall be governed by the laws of the State of Maryland.

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